Exhibit 23.2

         Consent of Independent Registered Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Houston American Energy Corp. for the registration of $2,125,000 of 8% subordinated convertible promissory notes and 2,316,250 shares of its common stock into which the promissory notes and the underlying warrants issued in connection with the placement of the promissory notes are convertible, and to the incorporation by reference therein of our reports dated March 4, 2005 with respect to the consolidated financial statements of Houston American Energy Corp. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.


                                             Thomas Leger & Co., L.L.P.

Houston, Texas
July 15, 2005